EXHIBIT 99.1

NEWS RELEASE

CTI Industries Corporation Reports

Substantial Increases in Earnings, Margins

And EBITDA for the Second Quarter 2015

FOR IMMEDIATE RELEASE

Wednesday, August 12, 2015

LAKE BARRINGTON, IL, August 12, 2015 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter and first six months of 2015. Highlights include:

•	Net Income of $52,000 for the Second Quarter compared to a loss of $122,000 in the Second Quarter 2014
•	Net Income of $336,000 (Ten Cents per share) for the Six Months ended June 30, 2015 compared to a net loss of $77,000 for the same period of 2014.
•	EBITDA up 62% for the Second Quarter, from $568,000 in the Second Quarter 2014 to $918,000 in the Second Quarter 2015; EBITDA up 54% for the Six Months ended June 30, 2015 to $2,291,000 compared to $1,490,000 for the same period of 2014.
•	The Gross Margin Rate increased from 23% in the Second Quarter 2014 to 25.8% in the Second Quarter 2015

Consolidated net sales for the three months ended June 30, 2015 were $13,621,000 compared to revenues of $13,159,000 for the same period of 2014.

Stephen Merrick, President, stated: “This is the best second quarter results we have seen in the past five years. Our results for the second quarter, and for the first six months, of 2015 reflect our continuing progress toward consistent profitability and positive cash flow.”

Key Factors and Trends

Gross margin rates improved substantially in the Second Quarter this year, rising to 25.8% compared to 23% for the Second Quarter last year. For the six month period ended June 30, 2015, gross margins were 26.3% compared to 23.2% for the same period last year. These increases are attributable to (i) increased sales of higher margin products, particularly in the vacuum sealing line, (ii) an increase in the gross margin rates of our Mexico subsidiary, Flexo Universal and (iii) generally higher gross margin rates of a direct sales company marketing household container products which has been consolidated as a variable interest entity.

Net sales of our vacuum sealing line of products in the Second Quarter were strong, increasing by 30% from $2,040,000 in the Second Quarter 2014 to $2,654,000 in the Second Quarter this year.

Sales of foil balloons increased by 2.4% for the Second Quarter from $6,115,000 in the Second Quarter 2014 to $6,262,000 in the Second Quarter this year. Sales of latex balloons declined for the quarter, reflecting principally the decline in the Dollar value of Peso denominated sales.

Revenues from the sale of home container products through our affiliated direct sales entity increased by 46.3% from $581,000 in the Second Quarter 2014 to $850,000 in the Second Quarter 2015.

Interest expense remains a significant factor affecting net income. In the second quarter 2015, the Company incurred net interest costs of $289,000 and for the six months incurred net interest charges of $692,000. Much of this interest cost relates to the outstanding mezzanine loan in the principal amount of $5 million. In the second quarter 2014, the Company incurred net interest cost of $205,000 and, for the six months last year, incurred a net interest cost of $506,000.

Non-GAAP Measures

To provide additional information regarding the Company’s results, we have disclosed in this press release EBITDA (Earnings Before Interest Taxes Depreciation and Amortization). The Company defines EBITDA as earnings (loss) before net interest, other expense, taxes, depreciation and amortization expense. The Company has included EBITDA as a supplemental financial measure in this press release because it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company’s operating results. However, use of EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. A reconciliation to the closest GAAP statement of this non-GAAP measure is contained in the accompanying tables.

About CTI: CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses.  CTI markets its products throughout the United States and in a number of other countries.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:

Investor Relations

Stanley Brown, 847-620-1330

sbrown@ctiindustries.com

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2015	*December 31, 2014

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $17,000 and $14,000, respectively)	$204,039	$150,332
Accounts receivable, net (VIE $7,000 and $9,000 respectively)	9,210,602	11,286,797
Inventories, net (VIE $833,000 and $699,000, respectively)	17,958,181	17,755,300
Other current assets (VIE $46,000 and $68,000, respectively)	2,827,962	3,281,497
Total current assets	30,200,784	32,473,926

Property, plant and equipment, net (VIE $507,000 and $557,000, respectively)	6,924,353	7,755,527
Other assets (VIE $486,000 and $487,000, respectively)	2,824,504	2,817,457

Total Assets	$39,949,641	$43,046,910

Liabilities & Equity
Total current liabilities (VIE $1,192,000 and $742,000, respectively)	$18,447,630	$20,929,377
Long term debt, less current maturities (VIE $10,000 and $322,000, respectively)	8,893,235	9,310,164
CTI Industries Corporation stockholders' equity	12,591,531	12,880,171
Noncontrolling interest	17,245	(72,802)

Total Liabilities & Equity	$39,949,641	$43,046,910

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$13,620,833	$13,158,876	$28,596,161	$28,079,207
Cost of sales	10,100,571	10,132,840	21,087,503	21,555,762

Gross profit	3,520,262	3,026,036	7,508,658	6,523,445

Operating expenses	3,270,077	3,081,735	6,339,263	6,253,194

Income (loss) from operations	250,185	(55,699)	1,169,395	270,251

Other (expense) income:
Net Interest expense	(288,806)	(204,980)	(692,160)	(506,469)
Other	7,311	2,696	3,298	(2,481)

Net (loss) income before taxes	(31,310)	(257,983)	480,533	(238,699)

Income tax expense (benefit)	52,171	(83,726)	225,233	(85,903)

Net (loss) income	(83,481)	(174,257)	255,300	(152,796)

Less: Net (loss) income attributable to noncontrolling interest	(135,156)	(51,768)	(80,990)	(75,730)

Net income (loss) attributable to CTI Industries Corporation	$51,675	$(122,489)	$336,290	$(77,066)

Net income (loss) applicable to common shares	$51,675	$(122,489)	$336,290	$(77,066)

Other Comprehensive (Loss) Income
Foreign currency adjustment	(78,370)	189,488	(462,512)	1,396
Comprehensive (loss) income	$(26,695)	$66,999	$(126,222)	$(75,670)

Basic income (loss) per common share	$0.02	$(0.04)	$0.10	$(0.02)

Diluted income (loss) per common share	$0.01	$(0.04)	$0.10	$(0.02)

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	3,301,116	3,301,116	3,301,116	3,275,335

Diluted	3,448,349	3,453,217	3,448,520	3,431,723

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

CTI Industries Corporation and Subsidiaries

EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Reconciliation from Net Income to EBITDA
Net Income (Loss)	$51,675	$(122,489)	$336,290	$(77,066)

Depreciation and amortization	506,505	561,590	1,012,391	1,133,733
Interest expense	308,048	212,361	716,937	519,385
Income taxes (benefit)	52,171	(83,726)	225,233	(85,903)

Total net adjustments	866,724	690,225	1,954,561	1,567,215

EBITDA	$918,399	$567,736	$2,290,851	$1,490,149